EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Nos. 333-136355 and 333-122609 on Form S-8 of Emtec, Inc. of our report dated November 17, 2006, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Emtec, Inc. for the year ended August 31, 2006.

/s/ McGladrey & Pullen, LLP
Blue Bell, Pennsylvania
November 30, 2006